EXHIBIT 5.1

October 25, 2006

Global Matrechs, Inc. 90 Grove Street, Suite 201 Ridgefield, Connecticut 06877

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) on October 5, 2006, and amended on the date hereof, for the registration of 7,863,636 shares of the Common Stock, par value $.0001 per share (the “Common Stock”), of Global Matrechs, Inc., a Delaware corporation (the “Company”), consisting of (i) 7,800,000 shares of the Common Stock (the “Private Equity Agreement Shares”) issuable pursuant to a Private Equity Credit Agreement dated September 14, 2006 with Brittany Capital Management Limited (the “Agreement”) and (ii) 63,636 shares of Common Stock (the “Outstanding Shares”) previously issued by the Company to Econ Corporate Services, Inc. The Private Equity Agreement Shares and the Outstanding Shares are referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s certificate of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company.

In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic documents of all documents submitted as copies, and that the Company will have sufficient authorized and unissued shares of Common Stock available for the issuance of any Shares issued after the date of this letter. We have not verified any of these assumptions.

Based upon and subject to the foregoing, it is our opinion that when the Registration Statement shall have become effective, the Private Equity Credit Agreement Shares, when issued in accordance with the terms of the Agreement and sold pursuant to the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Outstanding Shares, when sold pursuant to the Registration Statement, will be validly issued, fully paid, and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations adopted thereunder.

This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ David Broadwin
David Broadwin A Partner